Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: August 1, 2023

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com
Kennametal Reports Fiscal 2023 and Fourth Quarter Results
•FY23 sales increased 3 percent year-over-year to $2.1 billion; 9 percent on an organic basis
•FY23 earnings per diluted share (EPS) of $1.46 and adjusted EPS of $1.52
•Q4 sales increased 4 percent year-over-year to $550 million; 7 percent on an organic basis
•Returned $114 million to shareholders in FY23; $49 million in share repurchases and $65 million in dividends
•Strong cash from operations of $258 million and FOCF of $169 million; highest FOCF in the last eight years
•Provides FY24 Q1 and annual Outlook
PITTSBURGH, (August 1, 2023) – Kennametal Inc. (NYSE: KMT) (the "Company") today announced fourth quarter and fiscal 2023 results. For the fourth quarter, the Company reported earnings per diluted share (EPS) of $0.45, compared with $0.50 in the prior year quarter. The current quarter adjusted EPS was $0.51, compared with $0.53 in the prior year quarter. For fiscal 2023, the Company reported EPS of $1.46, compared with $1.72 in the prior year. Adjusted EPS was $1.52 in the current year, compared with $1.78 in the prior year.
“In fiscal year 2023 we generated $169 million in free operating cash flow, the highest level in eight years. For the full year, we delivered on our revenue and EPS outlook despite macroeconomic uncertainties and headwinds from inflation, foreign exchange, supply chain disruptions and a slower recovery in China,” said Christopher Rossi, President and CEO.
Rossi continued, “Now as we look ahead to fiscal year 2024, we remain confident in our strategy and growth initiatives and the actions we will continue to take to improve margins. We look forward to sharing more details on the Company’s growth and innovation strategy, as well as outlining our operational and financial targets to fiscal year 2027, at our upcoming Investor Day on September 8."

Fiscal 2023 Fourth Quarter Key Developments
Sales were $550 million compared with $530 million in the same quarter last year. Sales increased by 4 percent, driven by 7 percent organic growth, partially offset by an unfavorable currency exchange effect of 2 percent and an unfavorable business days effect of 1 percent.

To better align with the Company's strategic goals and initiatives, certain of the end markets that are reported externally and used to analyze sales performance have been redefined. The changes include 1.) defense sales were moved from general engineering and are now combined with aerospace sales for a new "aerospace and defense" end market, 2.) certain Metal Cutting sales have been reclassified from general engineering to the aerospace and defense end market, and 3.) Infrastructure's ceramics sales have been reclassified from energy to the general engineering end market.
During the quarter, the Company announced an initiative to streamline our cost structure while continuing to invest in our high-return Commercial and Operational Excellence initiatives. This action is currently expected to deliver annualized run rate pre-tax savings of approximately $20 million by the end of fiscal 2024. Total charges of approximately $20 million are expected to be incurred in connection with the execution of this initiative, approximately $7 million of which were recognized during the quarter. Restructuring and related charges in the current quarter also include a reversal of approximately $1 million related to prior actions.
Operating income was $56 million, or 10.2 percent margin, compared with $63 million, or 11.8 percent margin, in the same quarter last year. The decrease in operating income was primarily due to higher raw material costs of approximately $11 million, higher restructuring and related charges of approximately $5 million, higher wages and general inflation, lower sales volumes in the Infrastructure segment and unfavorable foreign currency exchange of approximately $2 million. These factors were partially offset by higher price realization. Adjusted operating income was $63 million, or 11.4 percent margin, compared with $65 million, or 12.3 percent margin, in the prior year quarter.
The reported effective tax rate (ETR) was 19.9 percent and the adjusted ETR was 19.7 percent, compared to a reported ETR of 27.8 percent and an adjusted ETR of 27.6 percent in the prior year quarter. The year-over-year change in both the reported and adjusted ETR’s was primarily due to adjustments related to valuation allowances against deferred tax assets and reserves related to uncertain tax positions.
Reported EPS in the current quarter includes restructuring and related charges of $0.06 per share. Reported EPS in the prior year quarter includes restructuring and related charges of $0.02 per share and charges related to Russian and Ukrainian operations of $0.01 per share.
During the quarter, the Company repurchased 443 thousand shares of Kennametal common stock for $12 million under its share repurchase program. Inception-to-date the Company has repurchased 4.7 million shares of common stock for $135 million under the $200 million three-year program.
The Company paid $16 million in cash dividends to Kennametal shareholders during the quarter. The Company has a long history of consistently paying dividends to shareholders since its listing on the New York Stock Exchange in 1967.

Fiscal 2023 Key Developments
Sales of $2,078 million increased from $2,012 million in the prior year. Sales increased by 3 percent, driven by 9 percent organic growth, partially offset by an unfavorable currency exchange effect of 5 percent and an unfavorable business days effect of 1 percent.
Operating income was $192 million, or 9.3 percent margin, compared with $218 million, or 10.8 percent margin, in the prior year. The decrease in operating income was primarily due to higher raw material costs of approximately $72 million, higher wages and general inflation, unfavorable foreign currency exchange of approximately $18 million, under-absorption of approximately $10 million within the Infrastructure segment, temporary supply chain disruptions of approximately $5 million and higher restructuring and related charges of approximately $2 million. These factors were partially offset by higher price realization and, in the Metal Cutting segment, higher sales volumes. Adjusted operating income was $199 million, or 9.6 percent margin, compared with $224 million, or 11.1 percent margin, in the prior year.
Net cash flow provided by operating activities in fiscal 2023 was $258 million compared to $181 million in the prior year. The change in net cash flow from operating activities was driven primarily by working capital changes including improved inventory levels, partially offset by lower net income. Free operating cash flow (FOCF) was $169 million compared to $85 million in the prior year. The increase in FOCF was driven primarily by working capital changes including improved inventory levels and proceeds received from the disposal of property, plant and equipment, partially offset by lower net income and lower capital expenditures.
In fiscal 2023, Kennametal continued its focus on delivering shareholder value by returning $114 million to the shareholders through $49 million in share repurchases and $65 million in dividends, while investing $94 million in capital expenditures.

Outlook
The Company’s expectations for the first quarter of fiscal 2024 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be $485 - $510 million; foreign exchange anticipated to be flat compared to the first quarter of fiscal 2023
•Adjusted ETR is expected to be approximately 5 percent
•Adjusted EPS is expected to be $0.30 - $0.40
Annual Outlook:
◦Sales expected to be $2.1 - $2.2 billion
◦Interest expense is expected to be approximately $28 million
◦Adjusted EPS is expected to be $1.75 - $2.15
◦Pricing actions expected to cover raw material costs, wages and general inflation
◦Infrastructure margin improvement
◦Free operating cash flow of 100 percent of adjusted net income
◦Primary working capital as a percent of sales maintained at 30 - 32 percent throughout the year
◦Capital spending expected to be approximately $100 - $110 million
◦Adjusted ETR is expected to be approximately 24 percent
◦$200 million three-year share repurchase program to continue

The Company will provide more details regarding its fiscal 2024 assumptions during its quarterly earnings conference call.

Fiscal 2023 Fourth Quarter Segment Results
Metal Cutting sales of $337 million increased 6 percent from $316 million in the prior year quarter due to organic sales growth of 10 percent, partially offset by an unfavorable currency exchange effect of 2 percent and an unfavorable business days effect of 2 percent. Operating income was $37 million, or 11.0 percent margin, compared to $34 million, or 10.8 percent margin, in the prior year quarter. The increase in operating income was primarily due to higher price realization which was partially offset by higher raw material costs of approximately $5 million, higher restructuring and related charges of approximately $4 million and higher wages and general inflation. Adjusted operating income was $43 million, or 12.6 percent margin, compared to $36 million, or 11.3 percent margin, in the prior year quarter.
Infrastructure sales of $213 million decreased 0.1 percent from $214 million in the prior year quarter driven by an unfavorable currency exchange effect of 2 percent and an unfavorable business days effect of 1 percent, offset by organic sales growth of 3 percent. Operating income was $19 million, or 9.0 percent margin, compared to $29 million, or 13.7 percent margin, in the prior year quarter. The decrease in operating income was primarily due to higher raw material costs of approximately $6 million, higher wages and general inflation, lower sales volumes and unfavorable foreign currency exchange of approximately $1 million. These factors were partially offset by higher price realization. Adjusted operating income was $20 million, or 9.6 percent margin, compared to $30 million, or 14.0 percent margin, in the prior year quarter.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on August 22, 2023 to shareholders of record as of the close of business on August 8, 2023.
The Company will discuss its fiscal 2023 fourth quarter and full year results in a live webcast at 8:00 a.m. Eastern Time, Tuesday, August 1, 2023. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).

This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.
Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for sales, adjusted operating income, adjusted EPS, FOCF, primary working capital, capital expenditures and adjusted effective tax rate for the first quarter and full year of fiscal 2024 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation and Russia's invasion of Ukraine and the resulting sanctions on Russia; the adverse effects of the COVID-19 pandemic and its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; Commercial Excellence growth initiatives, Operational Excellence initiatives, our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflict in Ukraine; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,700 employees are helping customers in more than 60 countries stay competitive. Kennametal generated $2.1 billion in revenues in fiscal 2023. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2023	2022	2023	2022
Sales	$550,234	$530,016	$2,078,184	$2,012,456
Cost of goods sold	374,568	360,364	1,431,745	1,364,479
Gross profit	175,666	169,652	646,439	647,977
Operating expense	109,983	102,670	437,292	419,093
Restructuring and other charges, net	6,605	1,080	4,106	(1,243)
Gain on divestiture	—	—	—	(1,001)
Amortization of intangibles	3,148	3,237	12,624	12,988
Operating income	55,930	62,665	192,417	218,140
Interest expense	7,097	6,697	28,496	25,914
Other (income) expense, net	1,716	(3,378)	4,300	(14,507)
Income before income taxes	47,117	59,346	159,621	206,733
Provision for income taxes	9,377	16,501	36,255	56,532
Net income	37,740	42,845	123,366	150,201
Less: Net income attributable to noncontrolling interests	1,314	1,136	4,907	5,578
Net income attributable to Kennametal	$36,426	$41,709	$118,459	$144,623
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.45	$0.51	$1.47	$1.74
Diluted earnings per share	$0.45	$0.50	$1.46	$1.72
Dividends per share	$0.20	$0.20	$0.80	$0.80
Basic weighted average shares outstanding	80,305	82,386	80,803	83,252
Diluted weighted average shares outstanding	81,091	83,060	81,402	83,944

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2023	June 30, 2022
ASSETS
Cash and cash equivalents	$106,021	$85,586
Accounts receivable, net	307,313	295,346
Inventories	557,630	570,836
Other current assets	55,825	72,940
Total current assets	1,026,789	1,024,708
Property, plant and equipment, net	969,068	1,002,041
Goodwill and other intangible assets, net	362,715	369,955
Other assets	188,662	176,820
Total assets	$2,547,234	$2,573,524
LIABILITIES
Revolving and other lines of credit and notes payable to banks	$689	$21,186
Accounts payable	203,341	227,887
Other current liabilities	229,945	236,576
Total current liabilities	433,975	485,649
Long-term debt	595,172	594,364
Other liabilities	203,919	202,264
Total liabilities	1,233,066	1,282,277
KENNAMETAL SHAREHOLDERS’ EQUITY	1,275,447	1,252,577
NONCONTROLLING INTERESTS	38,721	38,670
Total liabilities and equity	$2,547,234	$2,573,524

SEGMENT DATA (UNAUDITED)	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Outside Sales:
Metal Cutting	$336,852	$316,449	$1,269,765	$1,227,273
Infrastructure	213,382	213,567	808,419	785,183
Total sales	$550,234	$530,016	$2,078,184	$2,012,456
Sales By Geographic Region:
Americas	$271,510	$263,915	$1,044,764	$965,544
EMEA	168,449	152,157	605,995	600,402
Asia Pacific	110,275	113,944	427,425	446,510
Total sales	$550,234	$530,016	$2,078,184	$2,012,456
Operating Income:
Metal Cutting	$37,170	$34,094	$135,763	$121,386
Infrastructure	19,214	29,191	59,757	98,871
Corporate (1)	(454)	(620)	(3,103)	(2,117)
Total operating income	$55,930	$62,665	$192,417	$218,140
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)
In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended June 30, 2023 include restructuring and related charges and differences in projected annual tax rates. Adjustments for the three months ended June 30, 2022 include restructuring and related charges, charges related to Russian and Ukrainian operations and differences in projected annual tax rates. Adjustments for the twelve months ended June 30, 2023 include restructuring and related charges. Adjustments for the twelve months ended June 30, 2022 include restructuring and related charges, charges related to Russian and Ukrainian operations and a gain on the New Castle divestiture. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the first quarter and full fiscal year of 2024 have not been provided, including but not limited to: FOCF, adjusted operating income, adjusted net income, adjusted EPS, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, operating income, net income attributable to Kennametal, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED JUNE 30, 2023 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$550,234	$55,930	19.9%	$36,426	$0.45
Reported margins		10.2%
Restructuring and related charges	—	6,605	18.6	5,226	0.06
Differences in projected annual tax rates	—	—	(18.8)	25	—
Adjusted results	$550,234	$62,535	19.7%	$41,677	$0.51
Adjusted margins		11.4%
(2) Attributable to Kennametal.

THREE MONTHS ENDED JUNE 30, 2023 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$336,852	$37,170	$213,382	$19,214
Reported operating margin		11.0%		9.0%
Restructuring and related charges	—	5,341	—	1,275
Adjusted results	$336,852	$42,511	$213,382	$20,489
Adjusted operating margin		12.6%		9.6%

THREE MONTHS ENDED JUNE 30, 2022 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$530,016	$62,665	27.8%	$41,709	$0.50
Reported margins		11.8%
Restructuring and related charges	—	1,662	23.2	1,268	0.02
Charges related to Russian and Ukrainian operations(3)	—	890	—	890	0.01
Differences in projected annual tax rates	—	—	(23.4)	(191)	—
Adjusted results	$530,016	$65,217	27.6%	$43,676	$0.53
Adjusted margins		12.3%
(2) Attributable to Kennametal.
(3) During fiscal 2022, the Company ceased operations in Russia and is in the process of liquidating the legal entity.

THREE MONTHS ENDED JUNE 30, 2022 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$316,449	$34,094	$213,567	$29,191
Reported operating margin		10.8%		13.7%
Restructuring and related charges	—	1,044	—	581
Charges related to Russian and Ukrainian operations(3)	—	750	—	140
Adjusted results	$316,449	$35,888	$213,567	$29,912
Adjusted operating margin		11.3%		14.0%
(3) During fiscal 2022, the Company ceased operations in Russia and is in the process of liquidating the legal entity.

TWELVE MONTHS ENDED JUNE 30, 2023 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$2,078,184	$192,417	$118,459	$1.46
Reported operating margin		9.3%
Restructuring and related charges	—	6,605	5,226	0.06
Adjusted results	$2,078,184	$199,022	$123,685	$1.52
Adjusted operating margin		9.6%
(2) Attributable to Kennametal.

TWELVE MONTHS ENDED JUNE 30, 2022 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$2,012,456	$218,140	$144,623	$1.72
Reported operating margin		10.8%
Restructuring and related charges	—	4,238	2,663	0.03
Charges related to Russian and Ukrainian operations(3)	—	2,706	2,706	0.03
Gain on New Castle divestiture	—	(1,001)	(791)	—
Adjusted results	$2,012,456	$224,083	$149,201	$1.78
Adjusted operating margin		11.1%
(2) Attributable to Kennametal.
(3) During fiscal 2022, the Company ceased operations in Russia and is in the process of liquidating the legal entity.

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as cash provided by operations (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Twelve Months Ended
	June 30,
(in thousands)	2023	2022
Net cash flow from operating activities	$257,945	$181,444
Purchases of property, plant and equipment	(94,385)	(96,924)
Proceeds from disposals of property, plant and equipment	5,029	924
Free operating cash flow	$168,589	$85,444

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the impacts of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2023	Metal Cutting	Infrastructure	Total
Organic sales growth	10%	3%	7%
Foreign currency exchange effect(4)	(2)	(2)	(2)
Business days effect(5)	(2)	(1)	(1)
Sales growth	6%	—%	4%

TWELVE MONTHS ENDED JUNE 30, 2023	Total
Organic sales growth	9%
Foreign currency exchange effect(4)	(5)
Business days effect(5)	(1)
Sales growth	3%
(4) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(5) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.